                          MSIM ADMINISTRATION AGREEMENT

     Agreement dated as of October 23, 2003 between MORGAN STANLEY INSTITUTIONAL
LIQUIDITY FUNDS, a Massachusetts business trust (the "Fund") and MORGAN STANLEY
INVESTMENT MANAGEMENT INC., a Delaware corporation ("MSIM").

     WHEREAS, the Fund has filed a Registration Statement on Form N-1A to register as an investment company under the Investment Company Act of 1940 (the
"1940 Act") and to offer shares of seven portfolios (the Money Market Portfolio, the Prime Portfolio, the Government Securities Portfolio, the Government
Portfolio, the Treasury Securities Portfolio, the Treasury Portfolio and the
Tax-Exempt Portfolio) (the "Portfolios") under the Securities Act of 1933; and

     WHEREAS, the Fund desires to retain MSIM to render certain management, administrative, transfer agency, dividend disbursing and other services to the
Fund, and MSIM is willing to render such services;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. APPOINTMENT OF ADMINISTRATOR

     The Fund hereby appoints MSIM to act as administrator to the Fund for the period and on the terms set forth in this Agreement. In connection therewith,
MSIM accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation herein provided. The parties hereto agree that MSIM may render and provide the services described herein directly or through the services of third parties. In connection with such appointment, the Fund will deliver to MSIM copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     A. Certified copies of the Declaration of Trust of the Fund as presently in effect and as amended from time to time;

     B. A certified copy of the Fund's By-Laws as presently in effect as amended from time to time;

     C. A copy of the resolution of the Fund's Board of Trustees authorizing this Agreement;

     D. The Fund's registration statement on Form N-1A as filed with, and declared effective by, the U.S. Securities and Exchange Commission, and all
amendments thereto;

     E. Each resolution of the Board of Trustees of the Fund authorizing the original issue of its shares.

     F. Certified copies of the resolutions of the Fund's Board of Trustees authorizing: (1) certain persons to give instructions to the Fund's Custodian pursuant to the Custody Agreement and (2) certain persons to sign checks and pay expenses on behalf of the Fund.

     G. A copy of the Investment Advisory Agreement dated October 23, 2003 between the Fund and Morgan Stanley Investment Management Inc.

     H. A copy of the Custody Agreement dated October 23, 2003 between the Fund and J.P. Morgan Chase Bank.

     I. Such other certificates, documents or opinions which MSIM may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

2. REPRESENTATION AND WARRANTIES OF MSIM

     MSIM represents and warrants to the Fund that

     A. It is a corporation, duly organized and existing in good standing under the laws of Delaware.

     B. It is duly qualified to carry on its business in the State of New York.

     C. It is empowered under applicable laws and by its Articles of
Incorporation and By-Laws to enter into and perform the services contemplated in this Agreement.

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     D. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     E. It has and will continue to have and maintain, directly or through third parties, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3. AUTHORIZED SHARES

     The Fund certifies to MSIM that as of the close of business on the date of this Agreement, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("shares"), $0.01 par value, and that the Board of Trustees has the power to classify or reclassify unissued shares, from time to time, into one or more classes ("Portfolios") of shares, and that it would initially offer shares of seven Portfolios.

4. SERVICES PROVIDED BY MSIM

     MSIM shall discharge, directly, or through third parties, the following responsibilities subject to the control of the Fund's Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's registration statement, By-Laws and applicable laws and regulations.

     A. General Administration. Under the direction of the Fund's Board of
Trustees, MSIM shall manage, administer, and conduct all of the general business activities of the Fund other than those which have been contracted to third parties by the Fund, shall, directly or through third parties, provide the personnel and facilities necessary to perform such general business activities under the supervision of the Fund's Board of Trustees and Executive Officers.

     B. Accounting. MSIM shall, directly or through third parties, provide the following accounting services to the Fund:

          1) Maintenance of the books and records and accounting controls for the Fund's assets, including records of all securities transactions;

          2) Daily calculation of the net asset value for each of the Fund's
     Portfolios;

          3) Accounting for dividends and interest received and distributions made by each of the Fund's Portfolios;

          4) Preparation and filing of the Fund's U.S. tax returns and annual and semi-annual reports on Form N-SAR;

          5) The production of transaction data, financial reports and such other periodic and special reports as the Board of Trustees of the Fund may reasonably request;

          6) The preparation of financial statements for the annual and semi-annual reports and other shareholder communications;

          7) Liaison with the Fund's independent auditors;

          8) Monitoring and administration of arrangements with the Fund's custodian and depository banks; and

          9) Maintenance of (but not the payment for) the Fidelity Bond required to be maintained under the 1940 Act and preparation of the filings required in connection, therewith.

     C. Transfer Agent. The Fund hereby directs MSIM to be responsible for the appointment of Transfer Agent for the Fund and MSIM agrees to act in such capacity. In connection with such appointment, the transfer agent shall:

          1) Maintain records showing for each Fund shareholder the following:

               a) Name, address and tax identifying number (if applicable);

               b) Number of shares of the Portfolio of the Fund held;

               c) Historical information including dividends paid and date and price of all transactions including individual purchases and redemptions; and

               d) Any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account;

          2) Record the issuance of shares of common stock of each Portfolio of the Fund and shall notify the Fund in case any proposed issue of shares by the Fund shall result in an over-issue as identified by Section 8-104(2) of the Uniform Commercial Code and in case any issue would result in such an over-issue, shall refuse to countersign and issue, and/or credit, said shares. Except as specifically agreed in writing, MSIM and any transfer agent appointed by MSIM shall have no obligation when countersigning and issuing and/or crediting shares, to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

          3) Process all orders for the purchase of shares of each Portfolio of the Fund in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of shares of the Fund from an investor, the transfer agent will (i) stamp the order with the date of receipt, (ii) determine the amounts thereof due the Fund, and notify the
     Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to said account during such day. The transfer agent shall then credit the share account of the investor with the number of shares to be purchased according to the price of the Portfolio's shares in effect for purchases made or, the date such payment is received as set forth in the Fund's current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to MSIM or the transfer agent with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

          4) Receive and stamp with the date of receipt all requests for redemptions of shares and shall process said redemptions requests as follows:

               a) If such redemption request complies with the applicable standards approved by the Fund, MSIM or the transfer agent shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by MSIM or the transfer agent on such day;

               b) On or prior to the seventh calendar day succeeding any such request for redemption, MSIM or the transfer agent shall notify the
          Custodian, subject to instructions from the Fund, to transfer monies to such account as designated by MSIM or the transfer agent for such payment to the redeeming shareholder of the applicable redemption or repurchase price.

               c) If any request for redemption does not comply with applicable standards, MSIM or the transfer agent shall promptly notify the investor of such fact, together with the reason therefore, and shall effect such redemption at the Portfolio's price next determined after receipt of documents complying with said standards or, at such other time as the Fund shall so direct;

          5) Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon;

          6) Process redemptions, exchanges and transfers of Fund shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund's current prospectus. MSIM and any transfer agent appointee by MSIM shall be permitted to act upon the instruction of any person by telephone to redeem, exchange and/or transfer
     Fund shares from any account for such services have been authorized. In accordance with Section 7 herein, the Fund hereby agrees to indemnify and hold MSIM and any transfer agent appointed by MSIM harmless against all losses, costs or expenses, including attorney fees, suffered or incurred by
     MSIM and any transfer agent appointed by MSIM directly or indirectly as a result of (i) taping the telephone conversation of any shareholder, or (ii)
     relying on the telephone instructions of any person acting on behalf of a shareholder account for which telephone services have been authorized.

     D. Recording of Transfer. A transfer agent duly appointed by MSIM is authorized to transfer on the records of the Fund maintained by it, shares represented by certificates, as well as issued shares held

in non-certificate form, upon the surrender to it of the certificate or in the case of non-certificated shares, comparable transfer documents in proper form for transfer, and upon cancellation thereof to countersign and issue new certificates or other document of ownership for a like amount of stock and to deliver the same pursuant to the transfer instructions.

     E. Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, MSIM or a third party appointed by MSIM will take such steps, including redepositing said check for collection or returning said check to the investor, as MSIM or a third party appointed by MSIM may, at its discretion, deem appropriate, or as the Fund may instruct.

     F. Dividend Tax Reporting and Withholding. MSIM or a third party appointed by MSAM will prepare, file with the Internal Revenue Service and mail to shareholders such returns for reporting payment of dividends and distributions as are required by applicable laws to be so filed and/or mailed and MSIM or a third party appointed by MSIM shall withhold such sums as are required to be withheld under applicable Federal income tax laws, rules and regulations.

     G. Proxies. MSIM or a third party appointed by MSIM shall mail proxy statements, proxy cards and other materials supplied to it by the Fund and shall receive, examine and tabulate returned proxies. MSIM or a third party appointed by MSIM shall make interim reports of the status of such tabulation to the Fund upon request, and shall certify the final results of the tabulation.

     H. Dividend Disbursing. MSIM or a third party appointed by MSIM shall act as Dividend Disbursing Agent for the Fund and each of its Portfolios, and, as such shall prepare and mail checks or credit income and capital gain payments to shareholders. The Fund shall advise MSIM or a third party appointed by MSIM of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. MSIM or a third party appointed by MSIM shall, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of said dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund shall instruct its
Custodian to make available to MSIM or a third party appointed by MSIM sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his account and/or certificates delivered where requested. A shareholder not electing issuance of certificates will receive a confirmation from MSIM or a third party appointed by MSIM indicating the number of shares credited to his account as a result of the reinvested dividend or distribution.

     I. Other Information. MSIM shall, directly or through third parties, furnish for the Fund such other information as is required by law, including but not limited to shareholder lists, and such statistical information as may be reasonably requested by the Fund.

5. SERVICES TO BE OBTAINED INDEPENDENTLY BY THE FUND

     The following shall be provided at no expense to MSIM hereunder:

     A. Services of an independent accountant;

     B. Services of outside legal counsel (including such counsel's review of the Fund's registration statement, proxy materials and other reports and materials prepared by MSIM directly or through third parties under this
Agreement);

     C. Any services contracted for by the Fund directly from parties other than
MSIM;

     D. Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for its investment portfolio;

     E. Taxes, insurance premiums and other fees and expenses applicable to its operation;

     F. Investment advisory services;

     G. Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation, printing and mailing of any proxy materials;

     H. Costs incidental to Trustees' meetings, including fees and expenses of
Trustees;

     I. The salary and expenses of any officer or employee of the Fund;

     J. Custodian and depository banks, and all services related thereto;

     K. Costs incidental to the preparation, printing and distribution of its registration statement and any amendments thereto, and shareholder reports;

     L. All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities;

     M. Fidelity bond and Director's and Officers' liability insurance.

6. PRICES, CHARGES AND INSTRUCTIONS

     A. The Fund will pay to MSIM, as compensation for the services provided and the expenses assumed pursuant to this Agreement, as agreed to in a written fee schedule approved by the parties hereto (see Schedule A). In addition, MSIM, or third parties providing such services for the benefit of the Fund through arrangements within shall be reimbursed for the cost of any and all forms, including blank checks and proxies, used by it in communicating with shareholders of the Fund, or especially prepared for use in connection with its obligations hereunder, as well as the cost of postage, telephone, telex and telecopy used in communicating with shareholders of the Fund and microfilm used each year to record the previous year's transactions in shareholder accounts aid computer tapes used for permanent storage of records, permanent storage costs for hard copy Fund records and cost of insertion of materials in mailing envelopes by outside firms. Prior to ordering any forms in such supply as it estimates will be adequate for more than two years' use, MSIM or any third party appointed by MSIM shall obtain the written consent of the Fund. All forms for which MSIM or any third party appointed by MSIM has received reimbursement from the Fund shall be and remain the property of the Fund until used.

     B. At any time MSIM, and third parties providing such services for the benefit of the Fund through arrangements with MSIM may apply to any officer of the Fund or officer of the Fund's investment adviser for instructions, and may consult with legal counsel for the Fund, or its own outside legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by MSIM or any third party appointed by MSIM under this Agreement and MSIM and such third parties shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions. In carrying out its duties hereunder MSIM and such third parties shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.
MSIM shall also be protected and indemnified, except where a stop order is in effect, in recognizing stock certificates which MSIM reasonably believes to bear the proper manual or facsimile signature of the officers of the Fund, and the proper counter-signatures of any former transfer agent.

7. LIMITATION OF LIABILITY AND INDEMNIFICATION

     A. MSIM shall be responsible hereunder for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it which are not contrary to this Agreement. MSIM shall have no liability for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct.

     B. The Fund shall indemnify and hold MSIM, and third parties providing services for the benefit of the Fund through arrangements with MSIM, harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by such person resulting from any claim, demand, action or omission by it in the performance of its duties hereunder or under such arrangements with MSIM, or as a result of acting upon any instructions reasonably believed by any such person have been executed by a duly authorized officer of the Fund or of the Fund's investment advisers, provided that this indemnification shall not apply to actions or omissions of MSIM, its officers, employees or agents in cases of its or their own gross negligence or willful misconduct.

     C. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, but, if the
Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any such suit and retain such counsel, MSIM or any of its affiliated persons or any third parties providing services for the benefit of term through arrangements with MSIM, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless at such time the Fund specifically authorizes in writing the retaining of such counsel at the
Fund's expense.

     D. No provisions of this Agreement shall be deemed to protect MSIM or any of its directors, officers and/or employees, against liability to the Fund or its shareholders to which it might otherwise be subject by reason of any fraud, willful misfeasance or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8. CONFIDENTIALITY

     MSIM agrees that, except as otherwise required by law or as necessary in accordance with this Agreement, MSIM will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

9. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

     The Fund assumes full responsibility hereunder for complying with all applicable requirements of the Securities Act of 1933, the Investment Company
Act of 1940 and the Securities Exchange Act of 1934, all as amended, and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that MSIM specifically assumes any such obligations under the terms of this Agreement.

     MSIM shall, directly or through third parties, maintain and preserve for the periods prescribed, such records relating to the services to be performed by
MSIM under this Agreement as are required pursuant to the Investment Company Act of 1940 and the Securities Exchange Act of 1934. All such records shall at all times remain the respective properties of the Fund, shall be readily accessible during normal business hours to each, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine readable form.

10. STATUS OF MSIM

     The services of MSIM to the Fund are not to be deemed exclusive, and MSIM shall be free to render similar services to others. MSIM shall be deemed to be an independent contractor hereunder and shall, unless otherwise expressly provided herein authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund with respect to this Agreement.

11. PRINTED MATTER CONCERNING THE FUND OR MSIM

     Neither the Fund nor MSIM shall, with respect to this Agreement, publish and circulate any printed matter which contains any reference to the other party without its prior written approval, excepting such printed matter as refers in accurate terms to MSIM's appointment under this Agreement and except as required by applicable laws.

12. TERM, AMENDMENT AND TERMINATION

     This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall remain in effect for a period of one year from the date the Funds registration statement on file with the U.S. Securities and Exchange Commission becomes effective and shall automatically continue in effect thereafter unless terminated by either party at the end of such period or thereafter on one 60 days' prior written notice. Upon termination of the Agreement, the Fund

shall pay to MSIM such compensation as may be due under the terms hereof as of the care of such termination. If, during the initial one year period, either of the parties hereto shall be in default in the performance of any of its duties and obligations hereunder (the defaulting party), the other party hereto may give written notice to the defaulting party and if such default shall not have been remedied within 30 days after such written notice is given, then the party giving such notice may terminate this Agreement by 90 days' written notice of such termination to the defaulting party, but such termination shall not affect any rights or obligations of either party arising from or relating to such default under the terms hereof.

13. NOTICES

     Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

14. NON-ASSIGNABILITY

     This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party.

15. SUCCESSORS

     This Agreement shall be binding on and shall inure to the benefit of the
Fund and MSIM, and their respective successors.

16. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:                         MORGAN STANLEY
                                INSTITUTIONAL LIQUIDITY FUNDS
/s/ Lou Anne McInnis            By: /s/ Mark W. Kucera
--------------------                -------------------------
Assistant Secretary                President

ATTEST:                         MORGAN STANLEY INVESTMENT
                                MANAGEMENT INC.

/s/ Lou Anne McInnis            By: /s/ Ronald E. Robison
--------------------                -------------------------
Assistant Secretary                Principal

                                   SCHEDULE A

                                       TO

           MSIM ADMINISTRATION AGREEMENT DATED AS OF OCTOBER 23, 2003

                  MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

                                       AND

                    MORGAN STANLEY INVESTMENT MANAGEMENT INC.

                                  FEE SCHEDULE

For the services provided and the expenses assumed pursuant to the attached
Morgan Stanley Investment Management Inc. Administration Agreement, the Morgan
Stanley Institutional Liquidity Funds shall pay to Morgan Stanley Investment
Management Inc. an annual fee, in monthly installments, of 0.05% of the average daily net assets of each of the Portfolios. This fee is allocated to each
Portfolio based on the relative net assets of each.